FLOWSERVE CORPORATION

SUPPLEMENT TO PROXY STATEMENT

FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 23, 2013

This Supplement revises the Proxy Statement, dated April 11, 2013, previously furnished to shareholders of Flowserve Corporation (the “Company”) in connection with the Company’s Annual Meeting of Shareholders to be held on May 23, 2013. The purpose of this Supplement is to revise Proposal 3 – the proposal to increase the number of shares of common stock the Company is authorized to issue under its certificate of incorporation to enable a three-for-one forward stock split – by reducing the size of that proposed increase from 240 million to 185 million shares. Approval of Proposal 3, as revised, will result in the total number of shares of common stock that the Company has authority to issue under its charter increasing from its current 120 million to 305 million.

As a result of the Proposal 3 amendment, the Board proposes that the first sentence of Article Third of the Company’s certificate of incorporation be deleted in its entirety and replaced with the following (with additions indicated with italicized text and deletions indicated by strike-through text):

“THIRD: The aggregate number of shares which the corporation shall have authority to issue is ~~121,000,000~~ 306,000,000 of which 1,000,000 shares, of the par value of $1.00 each, shall be Preferred Stock and ~~120,000,000~~ 305,000,000 shares, of the par value of $1.25 each, shall be Common Stock.”

The Company is making this revision to conform the proposed charter amendment to guidelines established by a proxy advisory firm. Because many shareholders follow recommendations of certain proxy advisory firms as a matter of policy or choice, our Board has unanimously approved the revised amendment to the charter, and resolved to submit it for approval by shareholders.

Our Board deems the adoption of the amendment of the Company’s Restated Certificate of Incorporation, as so revised, to be in the Company’s and shareholders’ best interest and recommends a vote FOR Proposal 3 as revised.

This Supplement should be read in conjunction with the Company’s April 11, 2013 Proxy Statement, which remains unchanged in all respects except for this revision of Proposal 3. If you have already voted your shares and do not wish to change your vote on Proposal 3, no further action is necessary. You do not need to submit a new proxy card unless you wish to change your vote on Proposal 3. All validly executed proxy cards or votes cast via the Internet or telephone at any time (either prior to or after the date hereof) indicating a vote for or against Proposal 3 will be deemed to constitute a vote for or against approval of Proposal 3 as revised and described in this Supplement. If you have already voted your shares and you wish to change your vote on any matter, you may revoke your proxy before it is voted at the Annual Meeting by: 1) timely mailing in a revised proxy card, 2) filing a written revocation with our Corporate Secretary, 3) casting a new vote via the Internet or telephone, or 4) if you are a holder of record, attending the Meeting and voting in person.